29 April 2011
BIOCODE-HYCEL FRANCE S.A. and BH Holdings
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FIRST AMENDMENT TO THE AGREEMENT FOR THE SALE OF A BUSINESS AS
A GOING CONCERN
_____________________________________

FIRST AMENDMENT TO AGREEMENT FOR THE SALE OF A BUSINESS AS A GOING CONCERN

BETWEEN THE UNDERSIGNED:

1.	Immunodiagnostic Systems France, SAS (formerly Biocode-Hycel France S.A.), a company organized under the laws of France having its registered office at Le Bassin 21320 Pouilly en Auxois, registered with the Trade and Companies Registry under the number 328 517 685 RCS Dijon, with a share capital of €2,720,800.32, represented by [Mr Alain Rousseau, President] POA Mr. C. I. Cookson,

Hereinafter referred to as the “Seller”,

AND

2.	BH Holdings, SAS, a company organized under the laws of France having its registered office at rue de Herhoui, ZI Le Chêne Vert 35650 Le Rheu, registered with the Trade and Companies Registry of Rennes under the number 509 488 169, with a share capital of €37,000, represented by Mr. Roger Bourree, President,

Hereinafter referred to as the “Purchaser”,

The Purchaser and the Seller being collectively referred to as the “Parties” and individually as a "Party”,

AND

3.	Escalon Medical Corp., a company organized under the laws of Commonwealth of Pennsylvania having its registered office at 435 Devon Park Drive, Building 100, Wayne, Pennsylviania 19087, USA, represented by Mr Richard J. De Piano, Jr, President,

Hereinafter referred to as the “Guarantor”,

AND

4.	Immunodiagnostic Systems Holdings Plc, a company organized under the laws of England having its registered office at 10 Didcot Way, Boldon Business Park, Boldon, Tyne and Wear NE35 9PD, United Kingdom, registered under the number 05146193, represented by Mr. Paul Hailes, Director ,

Hereinafter referred to as “IDSH”.

RECITALS:

WHEREAS, Seller, Buyer, Guarantor and IDSH entered into an Agreement for the Sale of a Business as a Going Concern (the “ Purchase Agreement”) dated 31 December, 2008, and

WHEREAS, any capitalized term used herein and not defined shall have the meaning ascribed to it in the Purchase Agreement, and

WHEREAS, the parties wish to amend the Purchase Agreement to provide an adjustment in the terms of payment of the Purchase Price to Section 4.2 of the Purchase Agreement, and

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto, intending to be legally bound hereby, agree to further amend the Purchase Agreement as herein stated.

1. Effect of Prior Agreements.

This Amendment is intended to amend the Purchase Agreement, as it has been in effect to the date hereof, and all references after the date hereof to the Purchase Agreement shall mean the Purchase Agreement as amended hereby.

2. Amendments.

(a) Article 4.2 of the Purchase Agreement is hereby amended as follows:
4.2 4.2.1	Payment of the Purchase Price and the Stock Price The Purchase Price and the Stock Price was and shall be paid as follows:

(a)	€ 25,000 was paid on 31 December 2008 for the payment of the Stock Price;

(b)	The Parties acknowledge that all payments to be made pursuant to the Purchase Agreement up to the date of this Amendment (including for the sums to be paid pursuant to section 5 of the Purchase Agreement) have been made in full and the Parties further acknowledge specifically interest payments from 1 January 2011 through 30 April 2011 have been paid in full.

(c)	the balance of the Purchase Price and the Stock Price, i.e. an aggregate amount of

€ 3,375,000 shall be paid by the sum per month in euros of the exchange value of $50,000 United States Dollars as of the date of payment. This $50,000 payment shall be converted to Euros at the then prevailing Bank of America rate as of the date of payment made by wire transfer and such payment shall be applied first to interest then any remaining amount to principal (the payment of the principal being allocated first to the payment of the Stock, then of the Tangible Assets and finally of the Intangible Assets). This clause shall not be interpreted as modifying the currency applicable to the Purchase Price, which shall remain in euros. All costs linked to the payment, including, without limitation, all costs of conversion and wire transfer, shall be borne by the Purchaser and the amount that shall be taken into account for the payment made by the Purchaser each month shall be the amount in euros actually received by the Seller, after deduction of any costs linked to the payment, including, without limitation, the conversion and wire transfer costs.

(d)	Upon the sixtieth month after the date of this Amendment the balance of the outstanding amount in euros shall be paid in full in one payment.

4.2.2 Interest

Interest will accrue on the outstanding amount of the Purchase Price and the Stock Price at an interest rate of 7% per year on the basis of the actual days elapsed and a 365 day year, as from the date of this Amendment.

4.2.3 Prepayment

The Purchaser shall be entitled at any time to prepay in full or in part the balance outstanding of the Purchase Price and the Stock Price, together with interest accrued, in accordance with section 4.2.2, at the date of the prepayment.

4.2.4 Defaults

Any outstanding amounts due under this section 4.2 shall become immediately and as of right payable by the Purchaser in principal, accrued interest and accessory charges, in case one of the following events occurs (an “Event of Default”):

(a)	the Purchaser fails to pay any amount payable by it under this Agreement within 15 days after notice from the Seller that such amount is past due,

(b)	in case of any other default by the Purchaser or the Guarantor of any of its obligations under this Agreement which is not remedied within 15 Working Days from notice to this effect by the Seller,

(c)	the Purchaser ceases the operation of the Business, for any reason whatsoever including, without limitation, the sale of the Business or the dissolution of the Purchaser.

4.2.5	Set off

The obligations of the Purchaser under this section 4.2 are unconditional and irrevocable and cannot be set off against any debt that the Purchaser would hold against the Seller, unless otherwise stated herein and the Purchaser hereby waives its rights under Articles 1290 to 1299 of the French Civil Code for this purpose.

4.2.6	Guarantee

As a guarantee of the full payment of the Purchase Price and the Stock Price:

(a)	the Seller shall benefit from the seller’s right granted under Article L. 141-5 of the French Commercial Code on the Business, as registered with the clerk of the Commercial Court of Rennes on 13 January 2009 under Vol. PV No. 5, and all the rights and assets relating to the Business and shall be entitled to the action for rescission (action résolutoire) provided under Article L. 141-6 of the French Commercial Code, and

(b)	the Guarantor grants to the Seller the guarantee as provided under section 13, it being understood that the Seller shall not need to exercise any of its rights granted under section 4.2.6(a) above before enforcing the guarantee granted under section 13.

4.2.7	Disposition of Business Unit

In the event Guarantor sells any business unit (i.e. (i) any legal entity controlled by or under the same control as the Guarantor or (ii) any business owned by the Guarantor or any legal entity controlled by or under the same control as the Guarantor) in a cash transaction (i.e. a transaction payable in cash either at the time of the conclusion of the sale or with a deferred price) the proceeds (including, without limitation, any deferred price), after closing costs and expenses related to the sale plus any other costs resulting from the sale, shall be utilized to repay the outstanding amounts due pursuant to this Amendment.

3.	In the event of any conflict or variance between the terms of this Amendment Agreement and the Purchase Agreement, this Amendment Agreement shall control.

4.	The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the Purchase Agreement shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent amended, modified, deleted or revised in this Amendment Agreement.

5.	This Amendment Agreement may be executed in any number of counterparts by facsimile or otherwise, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment Agreement has been executed by the parties hereto as of the day and year first written below.

Executed in [...],

On April 29, 2011,

In four signed copies.

POA /s/ Mr. C.I. Cookson Seller: Immunodiagnostic Systems France Represented by: [Alain Rousseau] POA Mr. C.I. Cookson	/s/ Roger Bourree Purchaser: BH Holdings Represented by: Roger Bourree
/s/ Richard J. DePiano, Jr. , President Guarantor: Escalon Medical Corp. Represented by: Mr Richard J. De Piano, Jr.	/s/ Paul Hailes IDSH: Immunodiagnostic Systems Holdings Plc Represented by: Mr. Paul Hailes